Exhibit 5.2

June 13, 2024

Haoxi Health Technology Limited

Room 801, Tower C, Floor 8, Building 103, Huizhongli,

Chaoyang District, Beijing, China

Ladies and Gentlemen:

We have acted as United States counsel to Haoxi Health Technology Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with the filing of a registration statement on Form F-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the following securities of the Company: (i) 1,597,444 firm units (each a “Unit,” and, collectively, the “Units”), with each Unit consisting of one Class A ordinary share (each a “Class A Ordinary Share,” and collectively, the “Class A Ordinary Shares”), par value US$0.0001 per share and one warrant exercisable to purchase one Class A Ordinary Share (each a “Warrant,” and collectively, the “Warrants”), (ii) up to 239,616 Units issuable upon the exercise of an over-allotment option (the “Option Units”) granted to EF Hutton LLC, the representative of the underwriters named in the Underwriting Agreement (the “Underwriting Agreement”), and (iii) 1,597,444 Class A Ordinary Shares underlying the Warrants (the “Warrant Shares”). The Units, Option Units, and the Warrant Shares are collectively referred to herein as the “Securities.”

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the authentic originals of such documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; and (v) the certificates representing the Securities will be duly executed and delivered.

We have also assumed that (i) the Company has been duly incorporated, and is validly existing and in good standing; (ii) the Company has requisite legal status and legal capacity under the laws of the jurisdiction of its incorporation, (iii) the Company has complied and will comply with all aspects of the laws of the jurisdiction of its incorporation, in connection with the transactions contemplated by, and the performance of its obligations under the Warrants; (iv) the Company has the corporate power and authority to execute, deliver and perform all its obligations under the Warrants; (v) the Warrants have been duly authorized by all requisite corporate action on the part of the Company; (vi) except to the extent expressly stated in the opinions contained herein, the opinions stated herein are limited to the agreements specifically identified in exhibit 1.1 (Form of Underwriting Agreement) (the “Underwriting Agreement”), and exhibit 4.2 (Form of Warrant) (the “Form of Warrant”) to the Registration Statement without regard to any agreement or other document referenced in such agreement (including agreements or other documents incorporated by reference or attached or annexed thereto); (vii) as provided in Section 5(e) of the Form of Warrant, all questions concerning the construction, validity, enforcement and interpretation of the Warrants shall be governed by the internal laws of the State of New York, without regard to the principles of conflicts of law thereof; (viii) service of process will be effected in the manner and pursuant to the methods of the State of New York at the time such service is effected; and (ix) at the time of exercise of the Warrants, a sufficient number of Class A Ordinary Shares that have been reserved by the Company’s board of directors or a duly authorized committee thereof will be authorized and available for issuance and that the consideration for the issuance and sale of the Class A Ordinary Shares in connection with such exercise is in an amount that is not less than the par value of such Class A Ordinary Shares.

In connection with this matter, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records, and instruments and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York. Accordingly, the opinions expressed herein are expressly limited to the federal laws of the United States of America and the laws of the State of New York.

Based upon and subject to the foregoing, we are of the opinion that (i) when the Units have been duly executed and delivered by the Company against payment of the consideration therefor pursuant to the Underwriting Agreement, such Units will constitute binding obligations of the Company, enforceable against the Company in accordance with the respective terms of the Class A Ordinary Shares and the Warrants; and (ii) when the Warrants included in the Units have been duly executed and delivered by the Company against payment of the consideration therefor pursuant to the Underwriting Agreement, such Warrants will constitute binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions set forth above with respect to the validity or binding effect of any security or obligation may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including, but not limited to, principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Hunter Taubman Fischer & Li LLC

HUNTER TAUBMAN FISCHER & LI LLC

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